EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our report dated September 18, 2001, with respect to the financial statements of Browand, LaMeire & Associates, Inc. included in this Current Report on Form 8-K of R-Tec Holding, Inc.

Balukoff, Lindstrom & Co., P.A.


Boise, Idaho.
September 25, 2001